Exhibit 99.1
Index of Financial Statements

San Antonio Refinery audited financial statements:

Report of KPMG, LLP, Independent Registered Auditors	1
Balance sheet as of December 31, 2012	2
Statement of comprehensive income (loss) for the year ended December 31, 2012	3
Statement of cash flows for the year ended December 31, 2012	4
Statement of net parent investment for the year ended December 31, 2012	5
Notes to audited financial statements	6

Independent Auditors’ Report
The Board of Directors
Calumet Specialty Products Partners, L.P.

Report on the Financial Statements
We have audited the accompanying financial statements of the San Antonio Refinery, which comprise the balance sheet as of December 31, 2012, and the related statement of comprehensive loss, net parent investment and cash flows for the year then ended, and the related notes to the financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of San Antonio Refinery as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
San Antonio, Texas
April 9, 2013

SAN ANTONIO REFINERY
BALANCE SHEET
(Thousands of Dollars)

December 31, 2012
Assets
Current assets:
Accounts receivable	$23,310
Inventories	15,939
Other current assets	2,656
Total current assets	41,905

Property, plant and equipment, at cost	98,572
Accumulated depreciation and amortization	(4,440)
Property, plant and equipment, net	94,132
Other long-term assets, net	14,856
Total assets	$150,893

Liabilities and Net Parent Investment
Current liabilities:
Accounts payable	$47,293
Payable to related party	1,273
Accrued liabilities	16,187
Taxes other than income tax	810
Income tax payable	27
Total current liabilities	65,590

Other long-term liabilities	7,621
Commitments and contingencies (Note 8)

Net parent investment	77,682
Total liabilities and net parent investment	$150,893

See accompanying notes to the financial statements.

SAN ANTONIO REFINERY
STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Thousands of Dollars)

For the Year Ended December 31, 2012
Product sales	$561,316
Cost of product sales	598,876
Gross Margin	(37,560)

Operating expense	2,854
General and administrative expense	954
Depreciation and amortization expense	5,630

Operating loss	(46,998)
Other income, net	252

Loss before income tax expense	(46,746)
Income tax expense	27

Net loss	(46,773)

Other comprehensive loss:
Net unrealized loss on cash flow hedges	(77,200)
Net loss reclassified into income on cash flow hedges	51,483
Total other comprehensive loss	(25,717)
Comprehensive loss	$(72,490)

See accompanying notes to the financial statements.

SAN ANTONIO REFINERY
STATEMENT OF CASH FLOWS
(Thousands of Dollars)

For the Year Ended December 31, 2012
Cash Flows from Operating Activities:
Net loss	$(46,773)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	5,630
Changes in current assets and liabilities:
Increase in accounts receivable	(6,893)
Increase in inventory	(264)
Increase in other current assets	(3,902)
Increase in accounts payable	19,210
Increase in payable to related party	782
Increase in accrued liabilities	15,089
Decrease in taxes other than income	(154)
Decrease in income tax payable	(139)
Other, net	(4,767)
Net cash used in operating activities	(22,181)

Cash Flows from Investing Activities:
Reliability capital expenditures	(4,200)
Strategic capital expenditures	(25,636)
Investment in other long-term assets	(2,616)
Net cash used in investing activities	(32,452)

Cash Flows from Financing Activities:
Parent advances, net	54,633
Net cash provided by financing activities	54,633

Net change in cash	—
Cash as of the beginning of the period	—
Cash as of the end of the period	$—

See accompanying notes to the financial statements.

SAN ANTONIO REFINERY
STATEMENT OF NET PARENT INVESTMENT
For the Year Ended December 31, 2012
(Thousands of Dollars)

	Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total
Balance as of January 1, 2012	$69,822	$25,717	$95,539
Net loss	(46,773)	—	(46,773)
Other comprehensive loss	—	(25,717)	(25,717)
Parent advances, net	54,633	—	54,633
Balance as of December 31, 2012	$77,682	$—	$77,682

See accompanying notes to the financial statements.

SAN ANTONIO REFINERY
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

On January 1, 2013, NuStar Energy L.P. (NuStar Energy), a Delaware limited partnership, sold the San Antonio Refinery Assets (as defined below) and related inventory for approximately $117.0 million (the San Antonio Refinery Sale).
The San Antonio Refinery Assets consist of the following:

•
a refinery in San Antonio, Texas, which includes a 14,500 barrel per day crude unit, a naptha hydrotreater unit, a diesel hydrotreater unit and a reformate splitter unit. In addition, the refinery has a seven-bay truck loading rack and approximately 0.2 million barrels of storage capacity at the refinery. The refinery mainly produces jet fuels, ultra-low sulfer diesel (ULSD), reformates, naptha and vacuum gas oil.

•	a terminal in Elmendorf, Texas with 0.2 million barrels of crude oil storage capacity; and

•	approximately 13 miles of crude oil pipeline connecting the terminal and refinery (the Elmendorf Crude Pipeline).

Unless otherwise indicated, the terms “San Antonio Refinery,” “we,” “us” and “our” are used in this report to refer to the San Antonio Refinery Assets.

We conduct our operations through the wholly owned subsidiaries of NuStar Energy. NuStar GP, LLC is the general partner of NuStar Energy’s general partner and provided the employees that performed all operating services for San Antonio Refinery through December 31, 2012.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with United States generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, management reviews their estimates based on currently available information. Management may revise estimates due to changes in facts and circumstances.
Accounts Receivable
Accounts receivable represent valid claims against non-affiliated customers for products sold. We extend credit terms to certain customers after review of various credit indicators, including the customer’s credit rating. Outstanding customer receivable balances are regularly reviewed for possible non-payment indicators and allowances for doubtful accounts are recorded based upon management’s estimate of collectability at the time of their review. As of December 31, 2012, no amounts are recorded for doubtful accounts.
Inventories
Inventories consist of crude oil, refined petroleum products and tank heels. Inventories are valued at the lower of cost or market. Cost is determined using the weighted-average cost method. Our inventory consists of one end-product category, petroleum products. Accordingly, we determine lower of cost or market adjustments on an aggregate basis.

Property, Plant and Equipment
We record additions to property, plant and equipment, including reliability and strategic capital expenditures, at cost. Reliability capital expenditures are capital expenditures to replace partially or fully depreciated assets to maintain the existing operating capacity of existing assets and extend their useful lives. Strategic capital expenditures are capital expenditures to expand or upgrade the operating capacity, increase efficiency or increase the earnings potential of existing assets. Repair and maintenance costs associated with existing assets that are minor in nature and do not extend the useful life of existing assets are charged to operating expenses as incurred.
Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. Gains or losses on sales or other dispositions of property are recorded in income and are reported in “Other income, net” in the statement of comprehensive income (loss). When property, plant or equipment is retired or otherwise disposed of, the difference between the carrying value and the net proceeds is recognized in the year retired.

SAN ANTONIO REFINERY
NOTES TO FINANCIAL STATEMENTS – (Continued)

Other Long-Term Assets
As of December 31, 2012, other long-term assets include derivative assets of $9.2 million, deferred turnaround costs of $3.1 million and platinum of $2.6 million. Deferred turnaround costs at our refinery are amortized over the period of time estimated to lapse until the next major maintenance activity.
Taxes Other than Income Tax
Taxes other than income tax includes liabilities for sales and use taxes, ad valorem taxes and excise fees and taxes.
Income Taxes
Our operations are included in entities that are classified as partnerships for income tax purposes and are not subject to federal or state income taxes. Accordingly, our taxable income or loss may vary substantially from income or loss reported for financial reporting purposes. “Income tax expense” on the statement of comprehensive income (loss) includes amounts recognized for Texas margin tax for the year ended December 31, 2012.

Environmental Remediation Costs
Environmental remediation costs are expensed and an associated accrual established when site restoration and environmental remediation and cleanup obligations are either known or considered probable and can be reasonably estimated. These environmental obligations are based on estimates of probable undiscounted future costs over a 20-year time period using currently available technology and applying current regulations, as well as our own internal environmental policies. The environmental liabilities have not been reduced by possible recoveries from third parties. Environmental costs include initial site surveys, costs for remediation and restoration and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods.

Revenue Recognition
Revenues from the sale of crude oil and petroleum products are recognized when product is delivered to the customer and title and risk pass to the customer. We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, use and some excise taxes. These taxes are not included in revenue.

Comprehensive Income
Comprehensive income consists of net income and other gains and losses affecting net parent investment that are excluded from net income, such as mark-to-market adjustments on derivative instruments designated and qualifying as cash flow hedges.

Derivative Financial Instruments
We formally document all relationships between hedging instruments and hedged items. This process includes identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness will be assessed. To qualify for hedge accounting, at inception of the hedge we assess whether the derivative instruments that are used in our hedging transactions are expected to be highly effective in offsetting changes in cash flows. Throughout the designated hedge period and at least quarterly, we assess whether the derivative instruments are highly effective and continue to qualify for hedge accounting. To assess the effectiveness of the hedging relationship both prospectively and retrospectively, we use regression analysis to calculate the correlation of the changes in the fair values of the derivative instrument and related hedged item.
We record commodity derivative instruments in the balance sheet at fair value. For derivative instruments designated and qualifying as cash flow hedges (Cash Flow Hedges), we record the effective portion of mark-to-market adjustments as a component of “Accumulated other comprehensive income” (AOCI) until the underlying hedged forecasted transactions occur and are recognized in income. Any hedge ineffectiveness is recognized immediately in “Cost of product sales.” Once a hedged transaction occurs, we reclassify the effective portion from AOCI to “Cost of product sales.” If it becomes probable that a hedged transaction will not occur, then the associated gains or losses are reclassified from AOCI to “Cost of product sales” immediately. For derivative instruments that have associated underlying physical inventory but do not qualify for hedge accounting (Economic Hedges), we record the mark-to-market adjustments in “Cost of product sales.”

SAN ANTONIO REFINERY
NOTES TO FINANCIAL STATEMENTS – (Continued)

We classify cash flows associated with our derivative instruments as operating cash flows in the statement of cash flows. See Note 10. Derivatives for additional information regarding our derivative financial instruments.
Operating Leases
We recognize rent expense on a straight-line basis over the lease term.

Subsequent Events
On January 1, 2013, NuStar Energy sold the San Antonio Refinery. See Note 1. Organization and Operations for a discussion of the San Antonio Refinery Sale. We have evaluated subsequent events that occurred after December 31, 2012 through April 9, 2013, the date of issuance of these audited financial statements, and there are no other subsequent events that require disclosure.

3. NEW ACCOUNTING PRONOUNCEMENTS
Balance Sheet Offsetting
In December 2011, the Financial Accounting Standards Board (FASB) amended the disclosure requirements about offsetting assets and liabilities. The amended guidance requires new disclosures to enable users of financial statements to reconcile differences in the offsetting requirements under GAAP and International Financial Reporting Standards. The new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the balance sheet as well as instruments and transactions subject to an agreement similar to a master netting arrangement. The amended guidance is effective for annual and interim reporting periods beginning on or after January 1, 2013, and retrospective application is required.
In January 2013, the FASB further amended and clarified the scope of balance sheet offsetting disclosure requirements. The amended guidance limits the scope of the new balance sheet offsetting disclosures to derivatives, repurchase agreements, and securities lending transactions to the extent that they are offset in the financial statements or subject to an enforceable master netting arrangement or similar agreement. The disclosures are required irrespective of whether the transactions are offset in the consolidated balance sheets. The effective date remains unchanged.
Other Comprehensive Income
In February 2013, the FASB further amended the disclosure requirements for the presentation of comprehensive income. The amended guidance requires that entities present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of AOCI and the income statement line items affected by the reclassification. The amended guidance is effective prospectively for annual and interim reporting periods beginning after December 15, 2012.

4. INVENTORIES
Inventories consisted of the following:

December 31, 2012
Crude oil	$8,179
Finished products	5,930
Tank heels	1,830
Total	$15,939
Our finished products consist of intermediates, gasoline, distillates and other petroleum products.

SAN ANTONIO REFINERY
NOTES TO FINANCIAL STATEMENTS – (Continued)

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, consisted of the following:

	Estimated
	Useful
	Lives	December 31, 2012
	(Years)	(Thousands of Dollars)
Land		$2,192
Land and leasehold improvements	10 – 15	116
Buildings	5 – 40	617
Pipeline, storage and terminal equipment	15 – 40	43,941
Refining equipment	20 – 30	37,280
Rights of way	40	4,358
Construction in progress		10,068
Total		98,572
Less accumulated depreciation		(4,440)
Property, plant and equipment, net		$94,132
Depreciation and amortization expense for property, plant and equipment totaled $3.0 million for the year ended December 31, 2012.

6. ACCRUED LIABILITIES
Accrued liabilities consisted of the following:

December 31, 2012
Derivative liabilities	$14,332
Environmental costs	289
Other	1,566
Total	$16,187

7. HEALTH, SAFETY AND ENVIRONMENTAL MATTERS
Our operations are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention measures, pipeline integrity and operator qualifications, among others. Our operations are also subject to extensive federal and state health and safety laws and regulations, including those relating to pipeline safety. The principal environmental and safety risks associated with our operations relate to unauthorized emissions into the air, unauthorized releases into soil, surface water or groundwater, and personal injury and property damage. Compliance with these environmental and safety laws, regulations and permits increases our capital expenditures and our overall cost of business, and violations of these laws, regulations and/or permits can result in significant civil and criminal liabilities, injunctions or other penalties.
We have adopted policies, practices and procedures in the areas of pollution control, pipeline integrity, operator qualifications, public relations and education, product safety, process safety management, occupational health and the handling, storage, use and disposal of hazardous materials that are designed to prevent material environmental or other damage, to ensure the safety of our pipeline, our employees, the public and the environment and to limit the financial liability that could result from such events. Future governmental action and regulatory initiatives could result in changes to expected operating permits and procedures, additional remedial actions or increased capital expenditures and operating costs that cannot be assessed with certainty at this time. In addition, contamination resulting from spills of petroleum products occurs within the industry. Risks of additional costs and liabilities are inherent within the industry, and there can be no assurances that significant costs and liabilities will not be incurred in the future.

SAN ANTONIO REFINERY
NOTES TO FINANCIAL STATEMENTS – (Continued)

Environmental and safety exposures and liabilities are difficult to assess and estimate due to unknown factors such as the timing and extent of remediation, the determination of our liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental and safety laws and regulations may change in the future. Although environmental and safety costs may have a significant impact on the results of operations for any single period, we believe that such costs will not have a material adverse effect on our financial position.
Accruals for environmental matters are included in the balance sheet as follows:

December 31, 2012
Accrued liabilities	$289
Other long-term liabilities	7,621
Accruals for environmental matters	$7,910

We made payments of $0.1 million during the year ended December 31, 2012, associated with accruals for environmental matters.

8. COMMITMENTS AND CONTINGENCIES

Commitments
Future minimum rental payments applicable to all noncancellable operating leases as of December 31, 2012 are as follows (in thousands):

2013	$466
2014	459
2015	453
2016	459
2017	471
Thereafter	2,462
Future minimum lease payments	$4,770

Rental expense for all operating leases totaled $1.4 million for the year ended December 31, 2012. Our operating leases consist primarily of an eleven-year lease for office space, with three one-year renewal options.

Contingencies
From time to time we may become involved in various legal matters arising in the ordinary course of business. We record accruals for loss contingencies when losses are considered probable and can be reasonably estimated.

9. FAIR VALUE MEASUREMENTS
We segregate the inputs used in measuring fair value into three levels: Level 1, defined as observable inputs such as quoted prices for identical assets or liabilities in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in markets that are not active; and Level 3, defined as unobservable inputs in which little or no market data exists. We consider counterparty credit risk and our own credit risk in the determination of all estimated fair values.

Commodity Derivatives
We have derivative instruments for which we determine fair value using industry pricing services and other observable inputs, such as quoted prices on an exchange for similar derivative instruments. Therefore, we include these derivative instruments in Level 2 of the fair value hierarchy. See Note 10. Derivatives for a discussion of our derivative instruments.

The following assets and liabilities are measured at fair value:

SAN ANTONIO REFINERY
NOTES TO FINANCIAL STATEMENTS – (Continued)

	December 31, 2012
	Level 1	Level 2	Level 3	Total
	(Thousands of Dollars)
Other current assets:
Commodity derivatives	$—	$2,603	$—	$2,603
Other long-term assets, net:
Commodity derivatives	—	9,206	—	9,206
Accrued liabilities:
Commodity derivatives	—	(14,332)	—	(14,332)
Total	$—	$(2,523)	$—	$(2,523)

Fair Value of Financial Instruments
We recognize receivables and payables in our balance sheet at their carrying amount. The fair values of these financial instruments approximate their carrying amounts.

10. DERIVATIVES

Commodity Price Risk
We entered into commodity swap contracts to hedge the price risk associated with our operations. These contracts fixed the purchase price of crude oil and sales prices of refined products for a portion of our expected production, thereby attempting to mitigate the risk of volatility of future cash flows associated with hedged volumes. These contracts qualified, and we designated them, as cash flow hedges. In anticipation of the San Antonio Refinery Sale, we concluded that these forecasted sales were probable not to occur. Therefore, we discontinued cash flow hedging treatment for the related commodity contracts in December 2012 and incurred a loss of $21.7 million, which we reclassified from AOCI to “Cost of product sales.”
Derivatives that are intended to hedge our commodity price risk, but fail to qualify as cash flow hedges, are considered economic hedges, and we record associated gains and losses in net income.
The volume of commodity contracts is based on open derivative positions and represents the combined volume of our long and short positions on an absolute basis, which totaled 1.8 million barrels as of December 31, 2012.

The fair values of our derivative instruments included in our balance sheet were as follows:

		December 31, 2012
	Balance Sheet Location	Asset Derivatives	Liability Derivatives
		(Thousands of Dollars)
Derivatives Not Designated as Hedging Instruments:
Commodity contracts	Other current assets	$8,147	$(5,544)
Commodity contracts	Other long-term assets, net	39,322	(30,116)
Commodity contracts	Accrued liabilities	17,006	(31,338)
Total Derivatives		$64,475	$(66,998)

SAN ANTONIO REFINERY
NOTES TO FINANCIAL STATEMENTS – (Continued)

The earnings impact of our derivative activity was as follows:

Derivatives Designated as Cash Flow Hedging Instruments	Amount of Loss Recognized in OCI on Derivative (Effective Portion)	Income Statement Location (a)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion) (b)	Amount of Gain Recognized in Income on Derivative (Ineffective Portion)
	(Thousands of Dollars)		(Thousands of Dollars)
Year ended December 31, 2012:
Commodity contracts	$(77,200)	Cost of product sales	$(51,483)	$4,010

(a)	Amounts are included in specified location for both the (loss) reclassified from accumulated OCI into income (effective portion) and the gain recognized in income on derivative (ineffective portion).

(b)
For the year ended December 31, 2012, the amount associated with commodity contracts includes losses of $21.7 million, as a result of our decision to discontinue cash flow hedging treatment because the hedged forecasted transactions were probable not to occur.

Derivatives Not Designated as Hedging Instruments	Income Statement Location	Amount of Gain (Loss) Recognized in Income
		(Thousands of Dollars)
Year ended December 31, 2012:
Commodity contracts	Cost of product sales	$7,649
For derivatives designated as cash flow hedging instruments, once a hedged transaction occurs, we reclassify the effective portion from AOCI to “Cost of product sales.”

11. RELATED PARTY TRANSACTIONS

The following table summarizes information pertaining to related party transactions:

Year Ended December 31, 2012
Operating expenses	$9,176
NuStar GP, LLC
San Antonio Refinery operations are managed by NuStar GP, LLC, the general partner of NuStar Energy’s general partner. Under a services agreement between NuStar Energy and NuStar GP, LLC, employees of NuStar GP, LLC perform services for San Antonio Refinery operations.
GP Services Agreement. NuStar Energy and NuStar GP, LLC entered into a services agreement effective January 1, 2008 (the GP Services Agreement). The GP Services Agreement provides that NuStar GP, LLC will furnish administrative and certain operating services necessary to conduct the business of NuStar Energy. Employees providing services to NuStar Energy are employed by NuStar GP, LLC; therefore, NuStar Energy reimburses NuStar GP, LLC for those employee costs. The GP Services Agreement has an original termination date of December 31, 2012, but will automatically renew every two years unless terminated by either party upon six months’ prior written notice.
We had a payable to NuStar GP, LLC of $1.3 million as of December 31, 2012, representing payroll and employee benefit plan expenses. General and administrative expense is allocated to the San Antonio Refinery operations and totaled $1.0 million for the year ended December 31, 2012.

SAN ANTONIO REFINERY
NOTES TO FINANCIAL STATEMENTS – (Continued)

12. CONCENTRATIONS OF CREDIT RISK

Concentrations of customers in the refining industry may impact our overall exposure to credit risk, in that these customers may be similarly affected by changes in economic or other conditions. We perform ongoing credit evaluations of our customers and do not believe we have a significant concentration of credit risk at December 31, 2012.

The following customers accounted for more than 10% of our revenues:

Year Ended December 31, 2012
Valero Marketing and Supply Company	24%
IPC (USA) Inc.	19%
Texas Aromatics	16%